EXHIBIT 10.1

Retirement Benefits Agreement

    This Retirement Benefits Agreement (the “Agreement”) is made and entered into by and between G. Richard Gatton (“Gatton”) and First Savings Bank, A Federal Savings Bank (the “Bank”), a federal savings bank with its headquarters in Three Rivers, Michigan.

W i t n e s s e t h:

    Whereas, Gatton is currently a director of the Bank and its holding company, Peoples Bancorp (“PB”), and resigned from his position as President and Chief Executive Officer of the Bank effective as of March 30, 2006 (the “Retirement Date”) at the age of 63 years;

Whereas, pursuant to Section 6(b) of the Employment Agreement dated February 29, 2000, by and among Gatton, the Bank and PB (the “Employment Agreement”), the Bank has agreed to pay to Gatton additional retirement benefits he would have received if he had continued in the employment of the Bank until age 65 years, to the extent such benefits are not otherwise paid to him under the Three Rivers Financial Corporation’s Retirement Plan or under the First Savings Bank, FSB Salary Continuation Agreement dated September 18, 1996, between the Bank and Gatton (the “Salary Continuation Agreement”);

Whereas, the Bank has determined that present value of the benefit payable to Gatton under Section 6(b) of the Employment Agreement as a result of increased benefits he would have received under the Three Rivers Financial Corporation’s Retirement Plan had he worked until age 65 years, is $57,894, and has decided that such benefit shall be paid to Gatton in a lump sum on January 5, 2007;

Whereas, Gatton is entitled to receive an additional $15,000 per year over a 15-year period under the Salary Continuation Agreement as a result of the provisions in Section 6(b) of the Employment Agreement;

Whereas, this Agreement is being signed to set forth the Bank’s obligation to make such payment to Gatton and to clarify certain other matters pertaining to the Employment Agreement and the Salary Continuation Agreement.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.  On January 5, 2007, the Bank shall pay to Gatton the amount of $55,721.85, less appropriate federal and state income tax withholdings, in satisfaction of its obligations under Section 6(b) of the Employment Agreement, and Gatton agrees that the payment of such amount will satisfy that obligation. To the extent employment taxes are due with respect to this payment and with respect to the payments described in Paragraph 2 of this Agreement, but have not previously been paid, the Bank will pay those taxes in 2006 and withhold from the payment to be provided on January 5, 2007 the appropriate FICA and FUTA portions payable by Gatton with respect to these benefits.

2.  Pursuant to Section 2.2 of the Salary Continuation Agreement and Section 6(b) of the Employment Agreement, the Bank is required to pay Gatton annual payments of $15,000 over a period of 15 years payable on a monthly basis commencing with the first day of the month following Gatton’s Normal Retirement Date (the date he attains age 65) and continuing thereafter for 179 additional months. Pursuant to that agreement, the Bank shall pay to Gatton monthly payments of $1,250 (less appropriate federal and state income tax withholdings) commencing on November 1, 2007, for a period of 15 years. The monthly amount shall be increased by 3% annually in November of each year, as shown on schedule “A” attached to this agreement. It is the intention of the parties hereto that the Salary Continuation Agreement shall comply in all respects with the requirements of § 409A of the Internal Revenue Code of 1986, as amended.

3.  In addition to the foregoing benefits, in consideration for his prior services as an employee of the Bank, Gatton shall also continue to receive the health and medical benefits that are provided by the Bank generally to Bank employees, paying 75% of the premiums owed for such coverage, until Gatton attains age 65. To the extent that the commencement date of Medicare benefits is extended beyond age 65, the provisions of this Section 3 shall be extended to the commencement date of such Medicare benefits.

4.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Gatton:	G. Richard Gatton 3393 Turnberry Lane Lakeland, FL 33803
If to Bank:	First Savings Bank, A Federal Savings Bank 123 Portage Avenue Three Rivers, MI 49093

or to such address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.  The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Indiana, except as otherwise required by mandatory operation of federal law.

6.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Gatton and the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

7.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.

8.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

9.  This Agreement is personal in nature and neither party hereto shall, without consent of the other, assign or transfer this Agreement or any rights or obligations hereunder.

10.  This Agreement may not be amended except in a writing executed by the parties hereto.

11.  Gatton acknowledges that the Employment Agreement has terminated and is without further force and effect. The only other agreement relating to Gatton’s benefits from the Bank that remains in effect, other than this Agreement, is the Salary Continuation Agreement, as amended by this Agreement.

In Witness Whereof, the parties have caused the Agreement to be executed and delivered as of October 26, 2006.

FIRST SAVINGS BANK, A FEDERAL SAVINGS BANK

By:	/s/ Jeffrey H. Gatton
Jeffrey H. Gatton, President and CEO

the “Bank”

/s/ G. Richard Gatton
G. Richard Gatton

“Gatton”

Payments Begin 11-01-07

Schedule A
Retired Benefits Agreement
G. Richard Gatton
G. Richard Gatton
Salary Continuation Agreement
3% Per Year Increase - Change November 1st Each Year

YEAR	Effective 11/1/2007 Annual	Monthly	Per Pay (26)
2007	15000.00	1250.00	576.92
2008	15450.00	1287.50	594.23
2009	15914.00	1326.17	612.08
2010	16391.00	1365.92	630.42
2011	16883.00	1406.92	649.35
2012	17389.00	1449.08	668.81
2013	17911.00	1492.58	688.88
2014	18448.00	1537.33	709.54
2015	19002.00	1583.50	730.85
2016	19572.00	1631.00	752.77
2017	20159.00	1679.92	775.35
2018	20764.00	1730.33	798.62
2019	21386.00	1782.17	822.54
2020	22028.00	1835.67	847.23
2021	22689.00	1890.75	872.65